Exhibit 99.1

Neos Therapeutics Completes Resubmission of NDA for Cotempla XR-ODT for the Treatment of ADHD

Dallas/Fort Worth, Texas, December 20, 2016 — Neos Therapeutics, Inc. (NASDAQ: NEOS), a pharmaceutical company focused on developing, manufacturing and commercializing innovative extended-release (XR) products using its proprietary modified-release drug delivery and orally disintegrating tablet (ODT) technology platforms today announced that it has completed the resubmission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for Cotempla XR-ODT™, the Company’s methylphenidate extended-release orally disintegrating tablet, for the treatment of ADHD.

“Today marks an important milestone for Neos, as Cotempla XR-ODT is a key product candidate in our growing portfolio of patient-friendly treatment options for ADHD. If approved, Cotempla XR-ODT will provide a once-daily extended release profile in an ODT formulation of methylphenidate,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “We recently submitted another NDA for our amphetamine XR oral suspension drug candidate, NT-0201. If approved, we expect to sell these ADHD products by the end of 2017 alongside Adzenys XR-ODT™. We look forward to offering a portfolio of innovative products for both of the stimulant medications that are most widely prescribed for the treatment of ADHD.”

In November 2015, Neos received a FDA-issued Complete Response Letter for Cotempla XR-ODT requiring that the Company conduct a bridging study to demonstrate bioequivalence between the clinical trial material and the to-be-marketed drug product, including an assessment of food effect, and to provide validation and three months of stability data. This resubmission follows the successful completion of the bioequivalence bridging study, and the validation and stability campaigns. This is a Class 2 resubmission, with a target six-month Prescription Drug User Fee Act (PDUFA) review period.

The NDA includes a Phase 3 clinical efficacy and safety study in children in a laboratory classroom setting. Treatment with Cotempla XR-ODT showed a statistically significant improvement in ADHD symptom control compared to placebo across the classroom day. Onset of effect was observed within one hour post-dose and persisted through 12 hours. No serious adverse events were reported during the study and the adverse event profile was consistent with the drug’s mechanism of action.1 In addition, data from a pharmacokinetic study in children with ADHD was submitted.2

About ADHD

According to the Centers for Disease Control and Prevention, ADHD is one of the most common childhood disorders and can continue through adolescence and adulthood.3 In fact, ADHD is estimated to affect 5 percent of children and 2.5 percent of adults in the U.S.4 Symptoms include inattentiveness, hyperactivity and impulsiveness.4 These patterns of behavior are seen in many settings (school, home, work) and can impact performance and relationships.

Stimulant medications such as amphetamine and methylphenidate are the standard of care for treating ADHD, and extended-release (XR) formulations of these medications allow for once-daily dosing.5 Most of the existing treatment options are tablets or capsules, which need to be swallowed intact or in some cases sprinkled on certain foods or fluids and ingested immediately. Orally disintegrating tablets differ from traditional tablets and capsules in that they are designed to disintegrate in the mouth, rather than being swallowed whole.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODTTM, indicated for the treatment of ADHD in patients 6 years of age and older, is the first approved product using the Company’s extended-release (XR)-orally disintegrating tablet (ODT) technology platform. Neos, which is initially focusing on the treatment of ADHD, has two other branded product candidates that are XR medications in ODT or oral suspension dosage forms. In addition, Neos manufactures and markets its generic equivalent of the branded product Tussionex®, an XR oral suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.6

1Childress AC, Kollins SH, Cutler AJ, Marraffino A, Sikes CR. Efficacy, safety, and tolerability of an extended-release orally disintegrating methylphenidate tablet in children 6-12 years of age with attention-deficit/hyperactivity disorder in the laboratory classroom setting. J Child Adolesc Psychopharmacol; May 2016, ahead of print. doi:10.1089/cap.2016.0002.

2Childress A, Newcorn J, Stark JG, McMahen R, Tengler M, Sikes C. (2016).  A single-dose, single-period pharmacokinetic assessment of an extended-release orally disintegrating tablet of methylphenidate in children and adolescents with attention-deficit/hyperactivity disorder. J Child Adolesc Psychopharmacol; 26(6):505-12.

3 Centers for Disease Control. Attention-Deficit/Hyperactivity Disorder (ADHD). http://www.cdc.gov/ncbddd/adhd/facts.html Accessed December 16, 2016.
4 American Psychiatric Association. (2013) Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition, Arlington, VA.
5 Chew RH, Hales RE, Yudofsky SC: What Your Patients Need to Know About Psychiatric Medications, Second Edition. Washington, DC, American Psychiatric Publishing, 2009

6Tussionex® is a registered trademark of the UCB Group of Companies.

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Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the clinical development, regulatory approval, marketing plans and timing and the therapeutic potential of Cotempla XR-ODT and other products and product candidates, and the resubmitted NDA for Cotempla XR-ODT and its PDUFA review period. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully obtain regulatory approval of our Cotempla XR-ODT and NT-0201  product candidates, the timing of such approval, our ability to market and sell our product candidates  and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contact:

Richard Eisenstadt	Sarah McCabe
Chief Financial Officer	Vice President
Neos Therapeutics	Stern Investor Relations, Inc.
(972) 408-1389	(212) 362-1200
reisenstadt@neostx.com	sarah@sternir.com